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                                                                       Exhibit 3


Comptroller of the Currency
Administrator of National Banks

Washington, D.C. 20219

              Certificate of Fiduciary Powers

I, Julie L. Williams, Acting Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bankers Trust Company of California, National Association," Irvine, California, (Charter No. 18608), was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.



          IN TESTIMONY WHEREOF, I have hereunto
          subscribed my name and caused my seal of office to be affixed to these presents at the Treasury
          Department in the City of Washington and District of Columbia, this 9th day of October 1998.


                                        /s/ Julie L. Williams
                                        Comptroller of the Currency